Exhibit 99

Press Release

July 27, 2012

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES INCREASE IN QUARTERLY DIVIDEND; RESULTS FOR FIRST HALF OF 2012

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, today reported that its Board of Directors declared a quarterly dividend of $0.10 per common share. This amount represents a 25 percent increase over the previous quarterly dividend. The dividend is payable on August 28, 2012, to shareholders of record on August 8, 2012.

For the first half of 2012, net income available to common shareholders was $8.36 million, or $0.48 per common share. Net income available to common shareholders for the first half of 2011 was $6.07 million, or $0.35 per common share. The significant improvement in 2012 is mostly attributable to no longer having preferred stock dividends and accretion of discount which totaled $2.39 million in 2011. The preferred stock was redeemed on June 29, 2011, so there were no such dividends and accretion of discount in 2012.

For the second quarter of 2012, net income available to common shareholders was $4.38 million, or $0.25 per common share, compared to $2.11 million, or $0.12 per common share, for the second quarter of 2011. Preferred stock dividends and accretion of discount totaled $1.82 million in the second quarter of last year.

In commenting on the Company's results, David Nelson, President and Chief Executive Officer of West Bancorporation, Inc. said, “We are particularly pleased to report an increase in the quarterly dividend for our shareholders. We are able to do this because of the strong capital position of the Company and the continued optimistic outlook for earnings. There certainly continue to be challenges in the economy, but we believe the outlook for the foreseeable future supports a dividend increase.”

The loan portfolio totaled $858 million at the end of the second quarter. That is $9 million higher than the end of the first quarter of 2012 and $20 million higher than a year ago. Nelson added, “We would like to see stronger loan growth, but the uncertainty surrounding various aspects of the economy have many good customers waiting for more clarity before borrowing more money to expand their business or purchase assets.”

As reported in previous quarters, credit quality continues to show improvement. Total nonperforming assets declined 18.6 percent to $18.9 million as of June 30, 2012, compared to $23.2 million as of June 30, 2011. As a result, there was no provision for loan losses in the second quarter and first half of 2012. In the second quarter and first half of 2011, the provision for loan losses was $450,000 and $950,000, respectively.

Gains and fees from the sale of residential mortgages totaled $581,000 in the second quarter and $1,328,000 for the first half of 2012. These numbers were significantly higher than the same periods in 2011. The low interest rate environment continues to result in higher volumes of mortgage activity. West Bank plans to expand its mortgage origination staff to capitalize on the opportunities in its local markets.

The Company's other real estate owned expense was higher in the second quarter than in recent quarters. Most of that expense related to writing down the carrying value of certain properties owned through foreclosure. Most of those properties consist of undeveloped land. While there has been increased interest in certain of these properties from potential buyers, there has not been stabilization in the values.

The Company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission this morning. Please refer to that document for a more in-depth discussion of our results. The Form 10-Q document is available on the Investor Relations section of West Bank's website at www.westbankiowa.com.

The Company will discuss its second quarter 2012 results during a conference call scheduled for this afternoon, Friday, July 27, 2012, at 2:00 p.m. Central Time. The telephone number for the conference call is 877-317-6789. A recording of the call will be available until August 6, 2012, at 877-344-7529, pass code: 10008423.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight full-service offices in the Des Moines metropolitan area, two full-service offices in Iowa City, and one full-service office in Coralville.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “should,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions, or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks, and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations, and costs; changes in customers' acceptance of the Company's products and services; and any other risks described in the “Risk Factors” sections of reports made by the Company to the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF CONDITION	June 30, 2012	June 30, 2011
Assets
Cash and due from banks	$36,555	$37,944
Short-term investments	76,303	64,537
Securities	329,597	271,040
Loans held for sale	3,777	116
Loans	858,414	838,076
Allowance for loan losses	(15,373)	(17,790)
Loans, net	843,041	820,286
Bank-owned life insurance	25,386	25,284
Other real estate owned	9,241	14,693
Other assets	26,119	27,236
Total assets	$1,350,019	$1,261,136

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$280,398	$236,859
Interest-bearing:
Demand	161,770	143,078
Savings	423,254	316,450
Time of $100,000 or more	77,239	169,554
Other time	84,473	95,992
Total deposits	1,027,134	961,933
Short-term borrowings	60,711	48,064
Long-term borrowings	125,619	125,619
Other liabilities	6,523	6,330
Stockholders' equity	130,032	119,190
Total liabilities and stockholders' equity	$1,350,019	$1,261,136

Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended June 30,		Six months ended June 30,
CONSOLIDATED INCOME STATEMENTS	2012	2011	2012	2011
Interest income
Loans, including fees	$11,206	$11,634	$22,396	$23,427
Securities	1,639	1,696	3,113	3,414
Other	51	66	93	127
Total interest income	12,896	13,396	25,602	26,968
Interest expense
Deposits	1,271	1,743	2,550	3,608
Short-term borrowings	29	43	66	89
Long-term borrowings	1,205	1,197	2,417	2,381
Total interest expense	2,505	2,983	5,033	6,078
Net interest income	10,391	10,413	20,569	20,890
Provision for loan losses	—	450	—	950
Net interest income after provision for loan losses	10,391	9,963	20,569	19,940
Noninterest income
Service charges on deposit accounts	738	805	1,468	1,555
Debit card usage fees	412	378	790	725
Trust services	190	207	394	426
Gains and fees on sales of residential mortgages	581	272	1,328	456
Increase in cash value of bank-owned life insurance	191	223	390	444
Gain from bank-owned life insurance	841	—	841	637
Investment securities impairment losses	(127)	—	(173)	—
Realized investment securities gains, net	279	—	246	—
Other income	241	231	463	544
Total noninterest income	3,346	2,116	5,747	4,787
Noninterest expense
Salaries and employee benefits	3,571	3,170	7,207	6,225
Occupancy	875	821	1,732	1,637
Data processing	505	479	1,006	930
FDIC insurance expense	167	346	333	895
Other real estate owned expense	906	93	988	280
Professional fees	287	237	579	459
Other expense	1,502	1,230	2,833	2,426
Total noninterest expense	7,813	6,376	14,678	12,852
Income before income taxes	5,924	5,703	11,638	11,875
Income taxes	1,541	1,780	3,278	3,422
Net income	4,383	3,923	8,360	8,453
Preferred stock dividends and accretion of discount	—	(1,816)	—	(2,387)
Net income available to common stockholders	$4,383	$2,107	$8,360	$6,066

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low
2012
1st Quarter	$0.23	$0.08	$10.46	$8.71
2nd Quarter	0.25	0.08	10.22	9.02

2011
1st Quarter	$0.23	$—	$8.00	$6.75
2nd Quarter	0.12	0.05	8.89	6.94
3rd Quarter	0.18	0.05	10.00	7.31
4th Quarter	0.21	0.07	10.39	7.92
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown, or commissions.

	Three months ended June 30,		Six months ended June 30,
SELECTED FINANCIAL MEASURES	2012	2011	2012	2011
Return on average equity	13.69%	10.36%	13.26%	11.40%
Return on average assets	1.32%	1.21%	1.28%	1.30%
Net interest margin	3.44%	3.58%	3.47%	3.60%
Efficiency ratio	49.31%	48.33%	50.52%	47.20%

			As of June 30,
			2012	2011
Texas ratio			13.00%	16.94%
Allowance for loan losses ratio			1.79%	2.12%
Tangible common equity ratio			9.63%	9.45%
Definitions of ratios:

•	Return on average equity - annualized net income divided by average stockholders' equity.

•	Return on average assets - annualized net income divided by average assets.

•	Net interest margin - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains and net impairment losses) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets divided by tangible assets.